SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
SALIX PHARMACEUTICALS, LTD.
(Name of Registrant as Specified In Its Charter)
AXCAN PHARMA INC. SAULE HOLDINGS INC.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Exhibit (a)(5)(I)

Banned on Wall Street, but Alright Overseas?—Crackdown on Wall Street Is Threatening to Leave An Uneven Playing Field

By Ann Davis
1,715 words
6 June 2003
 The Wall Street Journal
C1
English
(Copyright (c) 2003, Dow Jones & Company, Inc.)

        The regulatory crackdown on Wall Street threatens to create an uneven playing field between the firms that have signed on to the deal and those that haven't.

        That split is highlighted in a hostile takeover battle involving stock-market research by an analyst for Wachovia Securities about the acquisition target—a Wachovia banking client, Salix Pharmaceuticals Ltd. of Raleigh, N.C. Salix is resisting a $236 million bid, and the analyst, Michael Tong, has criticized the offer as inadequate and urged shareholders to reject it. Since Canadian drug maker Axcan Pharma Inc. launched its bid April 10, Mr. Tong has raised his target for Salix's share price, revenue and earnings, significantly above most other analysts.

        Wachovia Corp.'s securities unit, which is trying to break into the big leagues of investment banking, is earning $250,000 a month to advise Salix, a maker of gastrointestinal drugs, and will continue to pick up $100,000 monthly if the battle stretches past June, according to regulatory filings. Its "success" fee, if the deal goes through, rises with the price it gets for its client. Salix's shares have climbed steadily from their $5 trading range in February, but were down five cents to $11.59 at 4 p.m. yesterday in Nasdaq Stock Market trading. Axcan's current bid is $10.50 a share.

        The Charlotte, N.C., firm says its research practices are appropriate and legal. It isn't a party to the Wall Street settlement, in which 10 large firms agreed April 28 to pay $1.4 billion to settle allegations that Wall Street analysts were disingenuously bullish about the stocks of their firms' investment-banking clients. The new pact prohibits an analyst from touting a deal at the suggestion or request of an investment banker.

        However, publishing research on a mergers-and-acquisitions client involved in a continuing deal isn't explicitly forbidden by the pact, and this is hardly the first instance in which it has occurred. Still, even before the regulatory pact, several big firms, such as Morgan Stanley, barred their analysts from covering clients during contested acquisitions.

        Given the settlement's focus on restoring analyst independence, several Wall Street legal officials and outside observers say reports that promote a firm's investment-banking interests, rather than simply laying out details of a pending client deal, push the edges of what they would allow. "For a security analyst to act as a 'tout' for the side that the investment bank is representing would be totally unacceptable," says Samuel Hayes, professor of investment banking at Harvard Business School. Even if the banker or the firm's client hasn't influenced the analyst's views, "the perceptions are almost as important as the actuality," he argues.

        The takeover battle is also stirring debate about whether the settlement, for all its pomp, has an arguably narrow scope. The pact bans analysts from cheerleading for capital-raising deals, like initial public offerings of stock. For example, analysts can no longer go on roadshows. But what about cheerleading for other kinds of deals that win investment banks lucrative fees, such as mergers and acquisitions? What about new ways Wall Street is devising for clients to raise money or grow? Regulators privately concede the settlement provides little guidance on other scenarios.

        Mr. Tong declines, through Wachovia, to comment. Wachovia, for its part, says: "We have policies and procedures in place which are designed to protect the integrity and independence of our research. We are confident that these procedures functioned and are functioning appropriately with regard to this transaction." Jim Pierpoint, a spokesman for the firm, also points out that Mr. Tong attributes his rosier outlook to Salix's own improved projections, and says that the analyst's views aren't "inconsistent with the way other analysts covering the companies were characterizing the bid." He adds: "Michael's recommendation not to take the offer was clearly focused on what he believed was in the best interest of shareholders and investors."

        Salix, meanwhile, emphasizes that Mr. Tong hasn't participated in any meetings with management and its bankers. Had such meetings occurred, that would qualify as "bringing the analyst over the wall," giving the analyst access to nonpublic information that would require a temporary halt in coverage.

        Yet David Mims, Axcan's chief operating offer, says: "It causes me to question: Does the target price and the issuance of the reports have more to do with their desire to please the Salix management and board, or does it have more to do with the fundamentals of the company? I don't think it has to do with the fundamentals."

        In contrast to Wachovia, the adviser to the would-be acquirer—J.P. Morgan Chase & Co.—suspended its research coverage of Axcan after it was hired to handle the offer in March. (It didn't previously cover Salix.) It also hasn't allowed its analyst to talk about the deal on calls with internal salespeople. The bank is one of the 10 firms in the regulatory settlement.

        Regulators stress that the pact should have put all of Wall Street on notice, though the scope of it and the extent to which rules should apply industrywide is still under debate. "The major securities regulators have articulated what appropriate conduct means in this area. So institutions, even if they're not signatories to the deal, should be building structures that abide by the pact," says New York Attorney General Elliot Spitzer, speaking generally.

        Just Wednesday, Salix cited Mr. Tong's positive reports as "Independent Research Analysts' Comments" in a presentation on the tender offer to proxy-advisory firm Institutional Shareholder Services. Wachovia isn't identified in the slideshow filed with the Securities and Exchange Commission as Salix's financial adviser; however, Salix has repeatedly announced Wachovia's involvement before, and the company says institutional shareholders are well aware of it.

        Mr. Tong spent 10 years as a drug-industry scientist and five years as a Salomon Smith Barney research analyst before joining First Union Securities in 2000, which later merged with Wachovia. He initiated coverage of Salix two years ago with a "strong buy." With the shares at $20.25, he set a $26 target price.

        Since then, Mr. Tong and other analysts lowered expectations as the stock slid, due in part to uncertainty over when regulators would sign off on a new drug, Rifaximin, though Mr. Tong remained positive about sales potential for an approved one, Colazal.

        In March 2002, Wachovia was selected as an underwriter for a secondary offering of Salix stock, which raised more than $50 million and generated fees for Wachovia. Ernie Knewitz, a spokesman for Salix, says Wachovia's Charlotte-based bankers got the business because "Salix has had a longstanding relationship with Wachovia." Mr. Tong works in New York.

        By early this year, the stock traded at $5 to $6, the company had posted a $24.7 million net loss for 2002, and Mr. Tong's target price for the shares stood at $7 to $8. Then, on April 10, when Axcan bid $8.75 in cash, Mr. Tong wrote, "We believe the offer is inadequate." He argued that the $8.75 price appeared to compensate Salix only for its existing drug revenues and its cash reserves, and ignored the value of its drugs in development and its 60-person sales force. He moved his target price to $10 to $12.

        His peers at UBS Warburg and Thomas Weisel Partners agreed the offer was unlikely to be accepted. But they were more circumspect. The analyst for UBS, which has done investment-banking work for Salix in the past, said the deal made sense but Axcan was "bargain shopping"; he called Salix stock "fully valued" at its April 14 close of $10.19.

        Soon thereafter, Salix hired Wachovia to be advisers. Salix cites its relationship with Wachovia bankers, not Mr. Tong, as the reason.

        On May 14, Salix held an earnings conference call with analysts. It raised its 2003 revenue estimates for drug Colazal to $53 million from $50 million, and said it expected U.S. sales of Rifaximin, still awaiting final approval, to "exceed $550 million" within five years—a near blockbuster. Axcan has told investors that the estimate is high, given the drug has reached only $28 million in annual sales after 15 years in Italy, with a market about half the U.S.'s size.

        On May 20, Axcan raised its bid to $10.50 a share. In a report that day, "Axcan Raises Hostile Bid, Still Not Enough?" Mr. Tong moved the target price to $16 to $18. Thomas Weisel Partners, which served as an underwriter for Salix last year, set a target of $13. And a few days earlier UBS had slightly lowered its earnings estimates for 2003 and 2004 and set its target price at $13.

        On May 27, Salix directors unanimously rejected the bid, citing Wachovia's "oral opinion" that the bid was "inadequate," according to a news release. Two days later, the board sent shareholders a letter urging them to reject the deal at the June 19 annual meeting, pointing out that the stock was then trading at $11.70. "This is a blatant attempt to acquire your Company on the cheap," the letter said. The company says its stock price is "artificially and temporarily depressed" due to market conditions and a downturn in specialty pharmaceuticals.

        Even some Salix shareholders see Mr. Tong's outlook as overly rosy. Jeffrey S. Cardon, a portfolio manager at Wasatch Advisors, which holds a large position in Salix stock, says Mr. Tong's economic model of the company's future earnings is "more aggressive than we are, but I don't know that that's evidence that they're being dishonest in their analysis." While he sees Axcan's initial bid as "very low, no question about that," he calls the $10.50 bid "right at that level where you can go either way."

        (See related article: "Analysts Still Pitch Deals In Some Non-U.S. Settings; Waxing Bullish on Tussauds"—WSJ June 6, 2003)

Exhibit (a)(5)(J)

AXCAN PHARMA INC. 597, boul. Laurier Mont-Saint-Hilaire (Québec) Canada J3H 6C4 Tél.: (450) 467-5138 1 (800) 565-3255 Fax: (450) 464-9979 www.axcan.com
SOURCE:	AXCAN PHARMA INC.
TSX SYMBOL (Toronto Stock Exchange):	AXP
Nasdaq SYMBOL (Nasdaq National Market):	AXCA
DATE:	June 9, 2003
Press Release for immediate distribution

AXCAN PHARMA SEEKS INJUNCTION AGAINST SALIX FOR
ALLEGED VIOLATION OF U.S. SECURITIES LAWS

CONTENDS THAT SALIX FAILED TO DISCLOSE CONFLICTS OF INTEREST OF
FINANCIAL ADVISOR IN TOUTING "INDEPENDENT RESEARCH"

        MONT ST. HILAIRE, Quebec, Canada—Axcan Pharma Inc. (NASDAQ: AXCA) today filed a motion in the United States District Court for the District of Delaware seeking a temporary restraining order against Salix Pharmaceuticals, Ltd. (NASDAQ: SLXP) relating to alleged violations of the U.S. securities laws. Axcan also has requested permission to file a Second Amended Complaint in the United States District Court for the District of Delaware with respect to these alleged violations.

        Axcan contends that Salix violated the tender offer and proxy rules under the U.S. securities laws when Salix stated that an analyst was "independent" without also disclosing that the analyst's firm has a long-standing relationship with Salix and that the firm, Wachovia Securities Inc., is financial advisor to Salix with respect to Axcan's offer to purchase all outstanding shares of Salix. In a slide presentation filed with the Securities and Exchange Commission, Salix touts "independent research" issued by a Wachovia analyst as a reason for Salix stockholders not to tender their shares in Axcan's offer or to support the independent director nominees proposed by Axcan. Axcan believes it is misleading to describe research performed by a Wachovia analyst as "independent"—Wachovia is Salix's current financial advisor and stands to receive substantial fees for its services, has served as Salix's investment banker in prior transactions and was the underwriter for a 2002 stock offering that raised in excess of $50 million for Salix. The Salix board has further relied on Wachovia's oral opinion to recommend that Salix stockholders not accept Axcan's offer.

        David Mims, Executive Vice President and Chief Operating Officer of Axcan, said "We do not believe that Salix stockholders should rely on research reports issued by an analyst employed by Salix's financial advisor because of the obvious conflict of interest. Among other things, we question the basis upon which this analyst would increase his target estimates for Salix shortly after our initial offer, then again shortly after we increased our offer price. We believe it is misleading for Salix to tout research issued by its financial advisor as "independent research." Salix stockholders are entitled to full, fair and complete disclosure to make an informed decision on our offer and in voting for the independent director nominees proposed by Axcan. As a result, we feel compelled to seek the intervention of the court to prevent Salix management from continuing to issue misleading statements to Salix stockholders."

        J.P. Morgan Securities Inc., is advising Axcan on this transaction and is acting as Dealer Manager for the offer and MacKenzie Partners, Inc. is acting as Information Agent. Latham & Watkins LLP and Lapointe Rosenstein are advising Axcan on United States and Canadian legal issues, respectively.

        Axcan is a leading specialty pharmaceutical company involved in the field of gastroenterology. Axcan markets a broad line of prescription products sold for the treatment of symptoms in a number of gastrointestinal diseases and disorders such as inflammatory bowel disease, irritable bowel syndrome, cholestatic liver diseases and complications related to cystic fibrosis. Axcan's products are marketed by its own sales force in North America and Europe. Its common shares are listed on the Toronto Stock Exchange under the symbol "AXP" and on the Nasdaq National Market under the symbol "AXCA".

CERTAIN FORWARD LOOKING STATEMENTS

        To the extent any statements made in this release contain information that is not historical, including statements related to the expected benefits to Axcan of the Salix acquisition, these statements are essentially forward looking and are subject to risks and uncertainties, including the difficulty of predicting FDA approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, new product development and launch, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in Axcan's filings with the Securities and Exchange Commission.

IMPORTANT INFORMATION

        Saule Holdings Inc. ("Saule"), a wholly owned subsidiary of Axcan Pharma Inc. ("Axcan"), has commenced a tender offer for all the outstanding shares of common stock of Salix Pharmaceuticals, Ltd. ("Salix") at US$10.50 per share, net to the seller in cash, without interest. The offer is scheduled to expire at 5:00 p.m., New York City time, on June 27, 2003. The offer is conditioned upon, among other things:

  •
  Salix's stockholders shall have validly tendered and not withdrawn prior to the expiration date of the offer a number of shares, including the associated preferred share purchase rights, representing, including the shares owned by Axcan and Saule, at least a majority of all outstanding shares on a fully diluted basis;

  •
  The Board of Directors of Salix shall have redeemed the preferred share purchase rights or Saule shall be satisfied that the rights have been invalidated or are otherwise inapplicable to the offer and the proposed merger;

  •
  The Board of Directors of Salix shall have approved the offer and the proposed merger pursuant to the requirements of Section 203 of the General Corporation Law of the State of Delaware or Saule shall be satisfied that Section 203 does not apply to or otherwise restrict the offer and the proposed merger; and

  •
  Axcan shall have received proceeds under the facilities contemplated by its commitment from the National Bank of Canada sufficient, together with cash on hand, to consummate the offer and the proposed merger.

        The offer is also subject to other customary conditions. Subject to the requirements of applicable law, all of the conditions to the offer may be waived and the offer period may be extended. If the offer is extended, Saule will notify the depositary for the offer and issue a press release announcing the extension on or before 9:00 a.m., New York City time on the first business day following the date the offer was scheduled to expire. The complete terms and conditions of the offer are set forth in the Offer to Purchase, dated April 10, 2003, the Supplement to the Offer to Purchase, dated May 20, 2003, and the related revised Letter of Transmittal. The Offer to Purchase is attached as an exhibit to the Tender Offer Statement on Schedule TO filed by Axcan and Saule with the Commission on April 10, 2003, as the same has been and may be amended or supplemented from time to time. The Supplement to the Offer to Purchase and the related revised Letter of Transmittal are attached as exhibits to the amendment to the Tender Offer Statement on Schedule TO/A filed by Axcan and Saule with the Commission on May 20, 2003, as the same may be amended or supplemented from time to time.

        The offer is not being made to (nor will tenders be accepted from or on behalf of) the holders of shares in any jurisdiction where the making of the offer would not be in compliance with the laws or regulations of such jurisdiction. However, Saule may, at its discretion, take such action as it deems necessary to make the offer in any such jurisdiction and extend the offer to holders of shares in such jurisdiction.

        On May 20, 2003, Axcan and Saule filed with the Commission a definitive proxy statement in connection with the election of the nominees of Axcan and Saule (the "Director Nominees") to the Salix board of directors at the Salix 2003 annual meeting of stockholders. Axcan expects to file other proxy solicitation materials regarding the election of the Director Nominees or the proposed business combination between Axcan and Salix. Investors and security holders are urged to read the definitive proxy statement and other proxy material (when they become available) because they contain or will contain important information. The definitive proxy statement was first mailed on or about May 20, 2003 to all stockholders of Salix of record as of April 25, 2003. Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of Salix stockholders by Axcan is available in the definitive proxy statement on Schedule 14A filed on May 20, 2003 by Axcan with the Securities and Exchange Commission.

        Investors and security holders may obtain a free copy of the offer to purchase, the supplement thereto, the definitive proxy statement and other documents filed by Axcan with the Securities and Exchange Commission at the Commission's website at http://www.sec.gov. The tender offer statement, the supplement thereto, the definitive proxy statement and these other documents may also be obtained free of charge by directing a request to the Information Agent for the offer, MacKenzie Partners, Inc. at (800) 322-2885, or by email at proxy@mackenziepartners.com.

INFORMATION:	David W. Mims Executive Vice President and Chief Operating Officer Axcan Pharma Inc. Tel: (205) 991-8085 ext. 223
or	Isabelle Adjahi Director, Investor Relations Axcan Pharma Inc. Tel: (450) 467-2600 ext. 2000
www.axcan.com
or	Steve Lipin/Cindy Leggett-Flynn Brunswick Group Tel: (212) 333-3810